Exhibit 10.1
[Date]
[PARTICIPANT NAME]
[Contact Info]
Re:    [YEAR] Annual Long-term Stock Incentive Award

Dear [PARTICIPANT NAME]:

Pursuant to the Company’s long-term incentive stock program (the “LTI”), and conditioned on and subject to the Company’s stockholders approving the Plan, the Company is pleased to award you _____________ Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Company Common Stock upon vesting and settlement of the RSU and do not require any exercise or purchase of Company Common Stock by you. Subject to your continued service through the applicable vesting date, your RSUs will vest over a three-year period, as set forth in, and otherwise subject to the terms and conditions of the attached Restricted Stock Unit Agreement and the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan.
Thank you for your continued contributions to the success of the Company.

Sincerely,
                            David J. Schulte
                            Chief Executive Officer

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 I Main: 816.875.3705 I Fax: 816.875.5875 I corenergy.reit

CORENERGY INFRASTRUCTURE TRUST, INC. RESTRICTED STOCK UNIT AGREEMENT
[YEAR] ANNUAL LTI STOCK AWARD
This Restricted Stock Unit Agreement (together with the attached award letter, the “Agreement”) is made and entered into [DATE] (the “Grant Date”) by and between CORENERGY INFRASTRUCTURE TRUST, INC. (the “Company”) and the individual named in the attached award letter (“you”). The Company adopted the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted. Unless otherwise specified, capitalized terms used but not defined in this Agreement have the meaning ascribed to them in the Plan.
1.Vesting and Settlement. Your “Vesting Start Date” for the RSUs is the Grant Date. Subject to your Continuous Service through the applicable vesting date, one-third (1/3) of your RSUs will vest each annual anniversary of the Vesting Start Date, becoming 100% vested on the 3rd annual anniversary of the Vesting Start Date.
If your Continuous Service terminates for any reason before your RSUs vest, you will automatically forfeit all interests and rights related to your unvested RSUs upon such termination of your Continuous Service. You will have no right or interest in any forfeited RSUs and neither the Company nor any Affiliate will have any further obligations under this Agreement with respect to such forfeited RSUs.
Subject to Section 6 (Taxes) of this Agreement, any portion of your RSUs that has achieved the vesting requirements will be settled within 60 days following the applicable vesting date. Upon settlement of your RSUs, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of RSUs that vest on the vesting date (subject to any reduction of delivered shares via a net settlement agreement with the Company, in the Company’s discretion, for withholding tax purposes), and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you. Upon settlement of a vested RSU, neither the Company nor any Affiliate will have any further obligations under this Agreement with respect to such settled RSU.
2.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until your RSUs are settled in accordance with Section 1 (Vesting and Settlement) of this Agreement, you may not sell, transfer or encumber your RSUs (or any rights relating to your RSU) in any way. Any attempt to sell, transfer or encumber your RSUs (or any rights relating to your RSU) is wholly ineffective and, if you make any such attempt, you will automatically forfeit your RSUs and all of your rights to the RSUs will immediately terminate without any payment or consideration by the Company or any Affiliate.
3.Rights as Shareholder; Dividend Equivalents. You do not have any rights as a shareholder with respect to the shares of Common Stock underlying your RSUs unless and until your RSUs vest and are settled by the issuance of shares of Common Stock. Upon and following the settlement of your RSUs, you will be the record owner of the shares of Common Stock issued in settlement of your RSUs and you will be entitled to all rights of a shareholder of the Company (including voting rights) unless and until you sell or otherwise dispose of such shares.

If, prior to an unvested RSU’s settlement date, the Company declares a dividend on the shares of Common Stock, the Company will credit an account with an amount equal to the dividends that would have been paid to you had you been issued one share of Common Stock on the Grant Date for each unvested RSU (“Dividend Equivalents”). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the unvested RSUs to which they are attributable and shall be paid on the same date that the unvested RSUs to which they are attributable are settled in accordance with Section 1. To the extent vested, Dividend Equivalents credited to your account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.
4.No Right to Continued Employment or Service. Neither the LTI, the Plan nor this Agreement confers upon you any right to be retained in any position with the Company or any Affiliate. Further, nothing in the LTI, the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate to terminate your employment or service at any time, for any reason or no reason.
5.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, your RSUs shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.
6.Taxes. You are required to pay to the Company, and the Company has the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of your RSUs and to take all other action as the Committee deems necessary to satisfy all obligations for the payment of withholding taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation by any of the means provided in Section 11.5 of the Plan, including but not limited to the Company withholding from delivery of shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any such taxes in connection with the grant, vesting or settlement of your RSUs or the subsequent sale of any shares; and (b) does not commit to structure your RSUs to reduce or eliminate your tax liability.
This Agreement is intended to comply with Code §409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code §409A. Notwithstanding the foregoing, neither the Company nor any Affiliate makes any representations that the payments and benefits provided under this Agreement comply with Code §409A and in no event shall the Company nor any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code §409A. To the extent necessary to prevent any accelerated or additional tax under Code §409A, the settlement of any RSUs upon your “separation from service” within the meaning of Code §409A will be delayed until the earlier of: (a) the date that is six months following your separation from service, or (b) your death.

7.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred prior to the effective date of the Company’s Form S-8 Registration Statement and unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
8.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Missouri without regard to conflict of law principles.
9.Interpretation. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Either party must submit any dispute regarding the interpretation of this Agreement to the Committee for review. The Committee’s resolution of any dispute is final and binding on both parties.
10.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom your RSUs may be transferred by will or the laws of descent or distribution.
11.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
12.Discretionary Nature of Plan. The LTI and the Plan are discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of your RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the LTI or the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company or any Affiliate.
13.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel your RSUs, prospectively or retroactively; provided, that, no such action shall adversely affect your material rights under this Agreement without regard to this Section 14 without your consent.
14.No Impact on Other Benefits. The value of your RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

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